                                                                      EXHIBIT 11

                                 ACORDIA, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                            THREE MONTHS
                                               ENDED
                                              MARCH 31
                                           1996     1995
                                           -------------

PRIMARY
Average number of common shares            14,005   13,932
 outstanding

Net effect of dilutive stock options
 and warrants - based on
     the treasury stock method of using       356      561
      average market price                 ---------------
Total average number of common shares      14,361   14,493
 outstanding                               ===============

Net income                                $ 7,311  $ 7,219
                                          ================
Earnings per share                        $  0.51    $0.50
                                          ================
FULLY DILUTED
Average number of common shares            14,005   13,932
 outstanding

Net effect of dilutive stock options
 and warrants - based on
     the treasury stock method of using
      the period-end market
     price if higher than average             524      N/A
      market price                         ---------------
Total average number of common shares      14,529      N/A
 outstanding                               ===============

Net income                                $ 7,311  $   N/A
                                          ================
Earnings per share                        $  0.50  $   N/A
                                          ================



N/A - Not applicable as average market price for the quarter ended March 31, 1995 was higher than the ending market price at March 31, 1995.


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